Exhibit 99.2

        (English Translation)

Debt Execution Office LUGANO Via [illegible address]	DEBTOR'S copy	Execution No. 876025

Writ of Execution

for regular executions by attachment or due to bankruptcy and those concerning the payment of advanced installments pursuant to Article 227b CO [Law of Obligations]

to be served to:

DEBTOR:	BIGMAR PHARMACEUTICAL S SA President John Tramontana Via Cadepiano 24 6917 BARBENGO
CREDITOR:	TRAMONTANA, John Utica, Ohio USA
AUTHORIZED REPRESENTATIVE: CCP [Postal Checking Account No.]: 69-271-2 UBS SA LUGANO 247-0584719.0	TRAMONTANA, Chiara Via Loco 176 6963 PREGASSONA
Payment due	(01) 1,700,00.00 francs	plus 5.00% interest	starting 3/10/00
	(02) 50,00.00 francs	plus 12.00% interest	starting 10/29/01

Plus the costs of this writ, in the amount of 410.00 francs plus 500.00 francs collection fee

Basis and date of credit, reason for obligation:

(1)
Loan agreement 3/20/00

(2)
Loan agreement 10/29/01

YOU ARE HEREBY GIVEN NOTICE TO PAY THE ABOVE AMOUNTS

        If the debtor wishes to challenge the credit (wholly or in part) or the creditor's right to enforce execution, he must immediately appeal to the individual delivering him the writ within 10 days of service of the performance required by the above Office, either verbally or in writing. The debtor who appeals only a portion of the credit must indicate precisely the amount challenged, otherwise it will be assumed he is challenging the entire credit.

        Where the debtor, [illegible] based on a certified statement of insufficient assets due to bankruptcy or a non-liquidated credit (Article 287 LEF), wishes to appeal to the above his right to file for execution, claiming that he has not received new assets, he must specifically declare same, otherwise he will be deemed to have waived this appeal.

        If the debtor lives in a community property arrangement (Article 121 et seq. Civil Code), he must declare same to the Execution Office, so that the writ of execution and the other execution documents can also be served on the spouse. The spouse may also file an appeal. In the event [the debtor] does not wish to contest the existence or the amount of the debt, but only wishes to claim that the debt weighs on the assets of the enforced party or his share of community property, excluding the entire community property mass. The appeal must be grounded in this sense, otherwise he will be deemed as also challenging the existence and the amount of the debt.

        Where the execution is directed against a female debtor who lives in a joint or community property arrangement pursuant to the 1907 Civil Code (see Article 85 [illegible], 10 and 10a tit, [illegible] Civil Code), a writ of execution is served to the spouse only upon the request of the creditor; in this case, the spouse may also file an appeal. In the event that the existence or the amount of the debt is not challenged, but [the debtor] only wishes to claim that the [female] debtor is liable exclusively for the reserved assets, the appeal must be grounded in this sense, otherwise it will be deemed that she is also challenging the existence and the amount of the debt.

        If the debtor neither pays nor files an appeal, the creditor may petition for execution.

Lugano, 02/28/02	Debt Execution Office [round stamp] DEBT EXECUTION OFFICE LUGANO

Service: this instrument was served today, [date] March 1, 2002-09-22 to* Hardmeier, Marina (employee)
(signature of the official, messenger ([illegible]) individual charged with service
* The individual serving must indicate on each copy the person to whom [the document] was served. Service by [illegible] (also registered) is not legal.

APPEAL

        The debtor can appeal the writ. In this case, the content of the appeal will be entered into every copy and made a certified copy by the signature of the individual serving.

Explanations on back	Signature: /s/

        This is to certify that the foregoing document, originally written in Italian, is, to the best of the undersigned's knowledge, a fair and accurate English translation.

Dated: October 2, 2002	/s/ JOHN G. TRAMONTANA
JOHN G. TRAMONTANA